                                                               EXHIBIT 10.15

                                LEASE AGREEMENT

         THIS LEASE AGREEMENT made and entered into this 17th day of April, 1996, by and between APA PROPERTIES NO. 6, L.P., a Delaware limited partnership, having an address c/o Peter Lawrence Commercial Real Estate, Inc., 4710 Eisenhower Boulevard, Suite C-1, Tampa, Florida 33634-6334, hereinafter referred to as "Lessor", and JAYCOR, a California corporation, having an address at 9775 Towne Centre Drive, San Diego, California 92121, hereinafter referred to as "Lessee".

                              W I T N E S S E T H:

         1. PREMISES: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, space on the grade level floor, known as Suite 103, as such space is shown on Exhibit A, attached hereto and made a part hereof, in a building (the "Building") having a mailing address of 11410 Isaac Newton Square North, Reston, Virginia 22090, and which space contains an "agreed upon" twelve thousand three hundred ninety-six (12,396) square feet of gross rentable space
and is hereinafter referred to as the "demised premises".   The size of the
demised premises and the size of the Building (each expressed in gross rentable square feet) shall be calculated and determined on the basis of the WDCAR Standard Method Measurement (January 1, 1989 Edition), such calculation to be made by Lessor's architect and to be submitted to Lessee's architect for verification. If Lessee's architect disagrees with the calculation of Lessor's architect, the two (2) architects shall promptly meet and resolve the matter, but until the matter is resolved, the calculation by Lessor's architect shall be used to determine the size of the demised premises and the Building. The Building is located in an office park (the "Office Park") commonly known as Isaac Newton Square. Lessee's interest in this Lease is subject to all covenants and restrictions of record and all applicable zoning, municipal, county, state and federal laws, statutes, codes, ordinances, rules and regulations affecting the Office Park. The term "Land", as used in this Lease, shall mean the tax lot on which the Building is located and all appurtenances thereto.

         2. TERM: The lease term of six (6) years shall commence on the date Lessor tenders vacant possession of the demised premises to Lessee with all of the work set forth as Lessor's Work in paragraph 29 hereof substantially completed. Lessee hereby agrees to accept delivery of the demised premises at such time as Lessor tenders the same to Lessee with Lessor's Work substantially completed therein. If this Lease commences on other than the first day of a calendar month or expires on other than the last day of a calendar month, the installment of base rent for the applicable month will be prorated and paid on a per diem basis based on the actual number of days in the applicable calendar month. The lease term shall expire on the sixth (6th) anniversary of the lease commencement date plus, if the commencement date is other than the first day of a calendar month, the number of days between the commencement date and the last day of the month in which the commencement date occurred. Lessor shall use good faith efforts to endeavor to give Lessee thirty (30) days prior notice of the anticipated commencement date, but nothing contained herein shall delay or defer the commencement date should Lessor fail to do so.

         3.      RENT:

                 a. As base rent for the demised premises, Lessee shall pay to Lessor the sum of One Hundred Seventy Thousand Four Hundred Forty-five and no/100 ($170,445.00) Dollars per annum for the first lease year, and on the first day of each lease year subsequent to the expiration of the first lease year throughout the term of this Lease, the base rent shall, as of the first day of each such lease year, be increased by the amount equal to the product obtained by multiplying (i) the base rent payable for the preceding lease year times (ii) three (3%) percent.

                 b. Base rent stipulated for each of the applicable lease years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable lease year. Base rent and all other items of rent or payments due Lessor under this Lease shall be paid to Lessor at the address of Lessor set forth above or at such other address and/or to such other party as Lessor may, from time to time, designate by written notice to Lessee in the manner hereafter set forth.

                 c. Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of Fourteen Thousand Two Hundred Three and 75/100 ($14,203.75) Dollars, representing payment of the initial security deposit required by paragraph 31 of this Lease.

                 d. Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of Fourteen Thousand Two Hundred Three and 75/100 ($14,203.75) Dollars, representing payment of one (1) month of base rent in advance.

                 e. Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the demised premises by Lessee or anyone claiming by, under or through Lessee, or against Lessee's property in or on the demised premises or on any installment of base rent or item of additional rent or other charge payable by Lessee under this Lease. Notwithstanding anything hereinbefore contained to the contrary, all building permit fees and certificates of completion or occupancy required in connection with Lessor's Work shall be paid for by Lessor.

         4. REPAIR AND MAINTENANCE: Lessor shall (other than for any repairs or replacements required as a result of the acts or omissions or negligence or willful misconduct of Lessee, its agents, officers and its and their employees or invitees) maintain in good condition the roof and structural portions of the Building, all landscaping, curbing, sidewalks, roads, parking areas, driveways and all interior and exterior common areas of the Building and systems used in common by the tenants of the Building, the Building standard HVAC and lighting system and generally keep the same clean. Lessee will maintain in good order, condition and repair (including replacements) the entire demised premises, including all doors and door frames, fixtures, machinery and equipment therein (exclusive of the equipment and machinery that Lessor is expressly required to maintain, repair or replace by the terms of the preceding sentence). Garbage and refuse shall be stored at such locations and in such containers as shall be approved by Lessor, and if required by Lessor or any municipal or governmental directive, Lessee shall sort and separate its trash and refuse as it shall be directed by Lessor or the applicable municipal or governmental authority, as the case may be. Lessee agrees that extraordinary waste, such as crates, cartons, boxes, etc. (the discarding of used furniture or equipment being deemed extraordinary waste) shall be removed from the Building and disposed of by Lessor, at Lessee's cost and expense, and that Lessee, upon Lessor's demand, will promptly reimburse Lessor for such removal and disposal. Lessee shall be responsible for repairs and restoration to the demised premises resulting from, occasioned by, or arising from, any break-ins, burglaries or attempted break-ins or burglaries in, on or to the demised premises unless the same are caused by, or result from, the willful acts, omissions or negligence of Lessor, its agents and contractors and its and their officers or employees, in which event Lessor shall restore such damage.

         5. COMPLIANCE WITH REQUIREMENTS OF LAW: Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus with jurisdiction over the demised premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the demised premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances attributable to Lessee's acts or omissions in, upon or connected with the demised premises during the term hereof. Lessee shall, at Lessee's own cost and expense, also promptly comply with and obey all rules, orders and regulations of all Lessor's insurance carriers and any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents (other than the building permit and certificate of completion or occupancy required in connection with Lessor's Work) required in order for Lessee to be able to use the demised premises for the purposes for which Lessee intends (other than the building permit and other certificates Lessor is required to obtain in connection with Lessor's Work), and is permitted hereunder, to use the demised premises, if necessary, shall be obtained by Lessee, at Lessee's sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder.

         6. BUILDING SERVICES: A. Provided Lessee is not in default under this Lease past any required notice and opportunity to cure, if any, Lessor shall provide the following services:

                          a.      Lessor shall, through the heating,
                                  ventilating and air-conditioning systems of the Building, furnish to the demised premises during Regular Business Hours, as such term is hereinafter defined, air-conditioning, ventilation and heat, as Lessor shall deem appropriate for the season (not to exceed temperatures prescribed by any energy conservation or similar regulations or orders of any governmental authority having jurisdiction thereof).

                          b. Lessor will, through the existing water pipes presently serving the Building, supply the Building with an adequate quantity of water for lavatory and drinking purposes.

                          c. Lessor shall, during Regular Business Hours, furnish Lessee with electricity for Lessee's ordinary office lighting and office machinery purposes based on Lessee's consumption of electricity on the basis of no more than five
                                  (5) watts per square foot (connected load).
                                  Lessor shall, at its option and expense, have the right, from time to time, to survey Lessee's electric energy usage to determine whether Lessee's electric usage exceeds the standards set forth in the preceding sentence and if Lessee's usage exceeds that standard, Lessor shall, at Lessee's cost and expense, install a submeter or check meter to determine Lessee's use of electricity, and Lessor shall monthly bill Lessee for the cost of such excess based on one hundred ten (110%) percent of Lessor's actual cost, such costs to be determined by a reputable electrical surveyor selected by Lessor, which increases shall be retroactive to the increase in Lessee's electric use (as determined by the surveyor). The findings of the surveyor shall be conclusive and binding upon Lessor and Lessee. Lessee shall not install or use any machinery, equipment or lighting in the demised premises that would require more than five (5) watts of electricity per square foot (connected load) in the aggregate or that would otherwise adversely affect the Building's electrical or HVAC systems.

                          d. Lessor will furnish the demised premises with the cleaning services listed on Exhibit C. Lessor shall not be liable to provide extra cleaning services occasioned by Lessee's use of the demised premises outside of Regular Business Hours nor shall Lessor be required to provide cleaning services on weekends or legal holidays.

                 B. The performance by Lessor of its obligations under this paragraph 6 is subject to Lessee's compliance with the conditions of occupancy including, without limitation, number of people and arrangement of partitions and interior walls, and connected electrical load established by Lessor. Lessor reserves the right to stop services to the demised premises when necessary, in the reasonable judgment of Lessor, for reasons of accident or emergency or for repairs, alterations or improvements.

                 C. Lessor will not be responsible for the failure of the heating, ventilating and air-conditioning systems to meet the requirements hereinbefore specified, if such failure results from the occupancy of the demised premises by more than one (1) person for each one hundred fifty (150) square feet of space, or if Lessee installs and operates machines and appliances the total connected electrical load of which exceeds five (5) watts per square foot of space, or if Lessee arranges or re-arranges partitioning so as to interfere with the normal operation of the heating, ventilating and air-conditioning systems; it being understood and agreed that any changes required to rectify the situation resulting from the violation of the foregoing occupancy, connected load and partitioning restrictions or limitations, if the situation is rectifiable, shall be done by Lessor, at Lessee's cost and expense, and all increases in costs necessary to operate said systems, if any, occasioned by, or resulting from, Lessee's acts or omissions shall be chargeable to, and paid by, Lessee. Lessee agrees to keep, and cause to be kept closed, all the windows and the exterior doors (except when ingress or egress is required) into the demised premises at all times, and Lessee agrees to cooperate fully with Lessor, and to abide by all the regulations and requirements which Lessor may reasonably prescribe for the proper functioning and protection of said heating, ventilating and air-conditioning systems.

                 D. For the purposes of this Lease, the term (i) "Regular Business Hours" shall mean the hours between 8:00 A.M. and 6:00 P.M. on business days and (ii) "business days" shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as holidays and such other days designated as legal holidays by the applicable building service union employees' service contract and/or by the applicable operating engineers' contract. In the event Lessee requires HVAC outside of Regular Business Hours and Lessee requests such service in sufficient advance time for Lessor to provide the same, Lessor shall provide the same and monthly bill Lessee (and Lessee shall promptly pay) for the costs of providing such service based on 115% of Lessor's actual costs.

         7. ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the demised premises without obtaining the prior written permission of Lessor. In any event, all installations, alterations or work done by Lessee shall at all times comply with:

                 a. Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

                 b. Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval, which approval shall not be unreasonably withheld as long as such proposed work would not adversely affect the Building's structural integrity or systems and would not increase the cost of Lessor's obligations under this Lease; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications, which approval shall not be unreasonably withheld as long as such proposed work would not adversely affect the Building's structural integrity or systems and would not increase the cost of Lessor's obligations under this Lease; and no amendments or additions to such plans and specifications shall be made without the prior written approval of Lessor, which approval shall not be unreasonably withheld as long as such proposed work would not adversely affect the Building's structural integrity or systems and would not increase the cost of Lessor's obligations under this Lease.

                 c. Lessee agrees to pay Lessor's reasonable costs and expenses of reviewing any plans and specifications submitted for Lessor's review.

         8. ACCESS: Lessee shall permit Lessor and others authorized by Lessor to enter upon the demised premises at all reasonable times upon at least two (2) business days prior written notice (except where, in Lessor's reasonable judgment, an emergency situation exists or damage to property or injury to persons could occur or continue unless immediate access is obtained, in which event no notice shall be required) to examine the condition thereof and conditions of Lessee's occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary or to exhibit the same to prospective tenants, purchasers and/or mortgagees. Lessee shall permit Lessor to erect, use and maintain unexposed pipes, wires, ducts and conduits in and through the demised premises. Lessor or Lessor's agents shall have the right to enter the demised premises upon prior reasonable notice (except where, in Lessor's reasonable judgment, an emergency situation exists or where immediate entry is required to prevent or limit damage to property or injury to persons, in which event no notice shall be required) to facilitate the making of repairs and improvements to other portions of the Building, including other tenant's space, and to make such repairs or alterations as Lessor deems desirable for the proper operation of the Building. Lessor shall have the right to enter the demised premises at any time, to examine them, or when necessary for the protection of the demised premises and/or the Building. In connection with the foregoing, Lessor shall be allowed to take all materials into and upon the demised premises that may be required for such repairs, improvements or alterations, without the same constituting an eviction of Lessee, in whole or in part, and without any abatement or diminution of the Basic Rent or additional rent. In making of such repairs or alterations, Lessor, to the extent practicable and consistent with efficiency and economy, will exercise reasonable diligence so as to minimize the disturbance of or interference with the business of Lessee. Nothing herein contained, however, shall be deemed or construed to impose on Lessor any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Lessor shall also have the right, at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Lessee therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways and corridors, elevators, stairs, toilets or other public parts of the Building, provided Lessor, at its expense, shall make such alterations, additions or changes which may be required to adapt the demised premises to such new conditions and which adaptation shall not materially interfere with Lessee's occupancy of the demised premises.

         9. SIGNAGE: Except as provided otherwise in the next sentence, Lessee may not erect any sign in or on any portion of the (i) demised premises that would be visible from any point outside of the interior of the Building or
(ii) Building without Lessor's prior written approval. Lessor agrees to install a tenant identification sign in the lobby of the Building similar to the directory signage of the other tenants of the Building.

         10. USE: Lessee shall use the demised premises solely for general office use purposes in connection with the operation of its business and for no other use or purpose. Lessee shall not use, or permit the use of, the demised premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy.

         11. LIABILITY: Lessee shall save and hold Lessor harmless from all liabilities, charges, expenses (including reasonable legal fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever while on or upon or in proximity to said premises or due to any breach of a covenant herein by Lessee or to Lessee's use and occupancy of the demised premises, but nothing herein contained shall require Lessee to indemnify Lessor or hold Lessor harmless from any damage resulting from the negligence or willful misconduct of Lessor or Lessor's agents and employees.

         12. SURRENDER AND TERMINATION: All fixtures, equipment, improvements and appurtenances attached to or built into the demised premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the demised premises and shall not be removed by Lessee at the end of the term, unless Lessor, at the time Lessee requests permission to install the same, notifies Lessee that Lessee must remove the same at the expiration or earlier termination of this Lease. All of Lessee's removable trade fixtures and removable business equipment may be removed by Lessee upon condition that the cost of repairing any damage to the demised premises or the Building arising from such installation and removal shall be paid by Lessee. Any property of Lessee or of any subtenant or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the Building after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit; provided, however, that, notwithstanding the foregoing, in the event of any failure of Lessee to promptly remove the items required to be removed and/or restore any damage to the Building or demised premises occasioned by such removal, Lessor, at Lessee's cost and expense, may remove the items Lessee failed to remove and/or effect all repairs to the Building and demised premises occasioned by, or resulting from, the installation and removal of the same. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of base rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration or other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the demised premises, broom clean, in good order and condition, ordinary wear excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the Building and/or the demised premises occasioned by such removal. Lessee's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease. Notwithstanding anything herein contained to the contrary, Lessee shall not be required to remove all or any portion of Lessor's Work.

         13. INDEMNITY: Lessor, its agents and its and their employees shall not be liable for any damage to property of Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise, but Lessor shall be liable for such loss or damage if such loss or damage arose from Lessor's own negligence or willful misconduct or the negligence or willful misconduct of Lessor's agents or employees, it being understood that such liability expressly excludes, and Lessor shall not be liable for, punitive, consequential or compensatory damages or lost profits. Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise. Lessor or its agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature except for such damage caused by Lessor's negligence or willful misconduct or the negligence or willful misconduct of Lessor's agents or employees, it being understood that such liability expressly excludes, and Lessor shall not be liable for, punitive, consequential or compensatory damages or lost profits; nor shall Lessor or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the demised premises or in the Building, but Lessor shall be obligated to correct any defect (latent or otherwise) in the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature except for such damage caused by Lessor's negligence or willful misconduct or the negligence or willful misconduct of Lessor's agents or employees, it being understood that such liability expressly excludes, and Lessor shall not be liable for, punitive, consequential or compensatory damages or lost profits; nor shall Lessor or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the demised premises or in the Building, but Lessor shall be obligated to correct any defect (latent or otherwise) in the Building which Lessor would, under paragraph 4 hereof, be obligated to repair. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or fines sustained or incurred by, Lessor due to nonperformance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee's part to be kept, observed, performed or complied with.

         14. NO WAIVER: The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor. No surrender of this Lease shall be effective without Lessor's written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.

         15. SUBORDINATION: a. Provided that Lessee is granted a non-disturbance agreement on the applicable lender's then standard form, this Lease is, or will be, subject and subordinate to the lien of any and all mortgages, deeds of trust or other security devices which may now or hereafter affect or encumber all or any portion of the Building or the land underlying the same and the land and other property appurtenant to the use and enjoyment of the Building (collectively, the "Land"). Notwithstanding such subordination, Lessee's right to quiet possession of the demised premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, however, Lessee agrees to execute and acknowledge any documents reasonably required to effectuate an attornment, a subordination, or to make this Lease or any option granted herein prior to the lien of any mortgage, deed of trust or other security devices, as the case may be.

                 b. Notwithstanding the foregoing, in the event any such mortgagee or the holder of any deed to secure debt, other security device or ground leasehold interest shall elect to make the lien of this Lease prior to the lien of its mortgage, deed to secure debt, other security device or ground leasehold interest, then, upon such party giving Lessee written notice to such effect, this Lease shall be deemed to be prior in lien to the lien of such mortgage deed to secure debt, other security device or ground leasehold interest, whether dated prior or subsequent thereto.

     16. INSURANCE: Lessee shall, during the term hereof, keep in full force and effect (i) public liability and property damage insurance with respect to the demised premises and the use and/or business operated by Lessee in the demised premises, in which the limits of public liability shall not be less than Three Million and no/100 ($3,000,000.00) Dollars on account of personal injury to or the death of any one or more persons, as a result of any accident or disaster, and One Million and no/100 ($1,000,000.00) Dollars on account of damage to property; (ii) fire and extended coverage insurance with VMM and sprinkler leakage coverage in an amount sufficient to cover the cost of replacing its property and fixtures, (iii) worker's compensation and employer's liability insurance in accordance with the laws of the Commonwealth of Virginia and (iv) when reasonably required by Lessor, such other insurance against other insurable hazards and in such amounts as may, from time to time, be commonly and customarily insured against and are generally available.

                 a. The limits of said insurance shall not, however, in any way limit the liability of Lessee under this Lease.

                 b. All insurance policies which Lessee is required to secure and maintain shall be in such form as generally available and by companies with a A:XII rating under Best's Directory of Fire Insurance Companies.

                 c. Lessee shall include in its fire and glass insurance policies for the demised premises appropriate clauses pursuant to which the insurance carriers (i) waive all rights of subrogation against Lessor, Lessor's mortgagees and holders of any ground lease, with respect to losses payable under such policies and/or
                          (ii) agree that such policies shall not be invalidated should the insured waive, in writing, prior to a loss any or all right of recovery against any party for losses covered by such policies. If Lessee, at any time, is unable to obtain such inclusion of either of the clauses described in the preceding sentence, Lessee shall have Lessor, Lessor's mortgagees and holders of any ground lease named in such policies as insureds. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor, its contractors, agents and its and their employees, for loss or damage to Lessee's furniture, furnishings, fixtures and other property and all other losses covered by the insurance required to be carried by Lessee. Lessee shall, prior to the commencement date (and thereafter, prior to the expiration of any policy), furnish Lessor with a certificate of insurance identifying the insurance carried by Lessee at the demised premises in sufficient detail for Lessor to ascertain Lessee's compliance with the terms and provisions of this paragraph 16 and with evidence that the premiums therefor have been paid current.

                 d. All public liability policies required by this Lease to be obtained by Lessee shall name Lessor and such other parties as Lessor shall designate as an insured thereunder.

                 e. In connection with the insurance each party is required to maintain hereunder, each party shall obtain a waiver of defenses or subrogation endorsement in favor of the other, and if such endorsement is not available, the party unable to obtain such endorsement shall have the other party included as an additional insured, as its interests may appear, but such party named as an additional insured shall have no right (and hereby waives any right) to be named as a payee on any check issued by the insurer.

         17. DEFAULT: Time is of the essence with regard to the performance of Lessee's obligations under this Lease. Any of the following constitutes a default of this Lease by Lessee:

                 a. Failure to pay any installment of base rent or any item of additional rent or other charge payable under this Lease on the applicable payment date for five
                          (5) days after written notice.

                          Lessee shall pay Lessor interest at the per annum rate of two (2%) percent in excess of the prime rate, as such term is hereinafter defined, charged by Citibank, N.A. (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of base rent and shall be applied against the installments of base rent next becoming due) on all payments due under this Lease that are not made within five (5) days of their due date calculated from the date when due until paid in full.

                 b. Failure to cure any non-monetary default of Lessee's obligations under this Lease for a period of thirty
                          (30) days after written notice specifying the nature of the default, except that in the event such default is not of a type specified in subparagraphs 17c or 17d and cannot be cured within said thirty (30) day period, but is susceptible to cure within a reasonable period of time, such cure period shall be extended for such reasonable period of time, provided Lessee promptly commences to cure the default within said thirty (30) day period and thereafter diligently cures such default.

                 c. Vacation or abandonment of the demised premises. Provided, however, that if Lessee gives Lessor at least thirty (30) days prior written notice that it intends to vacate the demised premises, (b) Lessee pays the full amount of all rent due under this Lease while the demised premises are vacant, (c) the fact that the demised premises are vacant does not adversely affect the Building or other tenants therein and does not result in any liability to, or expenditure of funds by, Lessor and (d) Lessee leaves the demised premises in a condition satisfactory to Lessor and continues to maintain the demised premises in a condition satisfactory to Lessor throughout the remainder of the term of this Lease, then, and in such event only, Lessee shall not be deemed to be in default due to such vacation or abandonment.

                 d. Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property; or

                 e. An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within sixty (60) days.

         18. LESSOR'S REMEDIES: Upon Lessee's default and the expiration of any applicable grace period, Lessor may (at Lessor's option and in addition to all other rights provided in this Lease, at law or in equity) take any one or more of the following actions without further notice or demand.

                 a. Terminate this Lease and Lessee's right of possession of the demised premises, and recover all damages to which Lessor is entitled under law, specifically including, but without limitation, all of Lessor's expenses of reletting (including, without limitation, reasonable rental concessions to new tenants, repairs, alterations, legal fees and reasonable brokerage commissions). If Lessor elects to terminate this Lease, every obligation of the parties shall cease as of the date of such termination, except that Lessee shall remain liable for payment of rent and performance of all other terms and conditions of this Lease to the date of termination.

                 b. Terminate Lessee's right of possession of the demised premises without terminating this Lease, in which event Lessor may, but shall not be obligated to, relet the demised premises, or any part thereof, for the account of Lessee, for such rent and term and upon such other conditions as are acceptable to Lessor. For purposes of such reletting, Lessor is authorized to redecorate, repair, alter and improve the demised premises to the extent necessary in Lessor's sole discretion. Until Lessor relets the demised premises, Lessee shall remain obligated to pay rent to Lessor as provided in this Lease. If and when the demised premises are relet and if a sufficient sum is not realized from such reletting after payment of all Lessor's expenses of reletting (including, without limitation, reasonable rental concessions to new tenants, repairs, alterations, reasonable legal fees and reasonable brokerage commissions) to satisfy the payment of rent due under this Lease for any month, Lessee shall pay Lessor any such deficiency upon demand. Lessee agrees that Lessor may file suit to recover any sums due Lessor under this paragraph 18b from time to time and that such suit or recovery of any amount due Lessor shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Lessor.

                 c. Terminate this Lease and Lessee's right of possession of the demised premises, and recover from Lessee the net present value of the rent due from the date of termination until the stated expiration date, discounted at the lesser of the prime rate of Citibank, N.A. as of the date of termination or five (5%) percent per annum.

                 d. Re-enter and repossess the demised premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action. Lessor shall have no liability by reason of any such re-entry, repossession or removal.

                 e. Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the demised premises are located. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the lesser of thirteen (13%) percent per annum or the maximum rate then allowable by law.

                 f. If Lessor takes possession pursuant to this paragraph 18, with or without terminating this Lease, Lessor may, at its option, enter unto the demised premises, remove Lessee's improvements, signs, personal property, equipment and other evidences of tenancy, and store or dispose of them, at Lessee's risk and expense or as Lessor may see fit, and take and hold possession of the demised premises, provided, however, that if Lessor elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Lessee, in whole or in part, from the obligation to pay the base rent and additional rent and other charges payable under this Lease for the full term or from any other obligation under this Lease.

                 This Lease shall not be deemed to be terminated by Lessor's entry on the demised premises or by any other act unless Lessor specifically expresses its intent to terminate this Lease.

                 Lessor's remedies in this paragraph 18 are cumulative and in addition to any other remedies available at law or in equity.

         19. DESTRUCTION - FIRE OR OTHER CAUSE: If the demised premises shall be partially damaged by fire or other cause, Lessor shall, upon Lessor's receipt of the insurance proceeds, repair the portions of the demised premises covered by Lessor's insurance, and the rent until such repairs shall have been made shall be apportioned according to the part of the demised premises which is usable by Lessee. If the demised premises are totally damaged or are rendered wholly untenantable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the Building (whether or not the demised premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, then or in any of such events, Lessor may, within ninety (90) days after such fire or other cause, give Lessee a notice of Lessor's election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the demised premises and surrender the same to Lessor. For purposes of this Lease, the term "Lessor's receipt of insurance proceeds" shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds.

         20. LEGAL FEES: In the event it shall become necessary for either party at any time to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefor and said party prevails in such action or proceedings, then the non-prevailing party shall pay to the prevailing party such prevailing party's costs (including a reasonable attorney's fee) incurred in such action or proceedings.

         21. CONDEMNATION: If all of the Building is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the Building or the Land by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the Building not so taken a complete architectural unit and Lessee shall do all other work necessary for it to use and occupy the demised premises for its permitted purpose. During the period of Lessor's repairs, rent shall abate in an amount bearing the same ratio as the portion of the demised premises usable by Lessee bears to the entire demised premises. Rent shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the demised premises, to reflect any permanent reduction in the tenantable portion of the demised premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee's right, title and interest in and to, any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee's interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, including, without limitation, severance damages and loss of, or damage to, Lessee's trade fixtures, except Lessee shall not be precluded from seeking a separate claim for business damages or moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor.

         22. ASSIGNMENT AND SUBLETTING: Lessee shall not assign this Lease or sublease all or any portion of the demised premises during the term of this Lease without first obtaining the written consent of Lessor. If Lessee shall desire to sublet the entire demised premises or assign this Lease, Lessee shall first offer Lessor the right to recapture the same (namely, Lessee shall offer to surrender the premises to Lessor) without any payment by Lessor for such recapture, which recapture shall be effective as of the date mutually agreed upon by Lessor and Lessee but in no event less than forty-five (45) days subsequent to Lessor's receipt of Lessee's offer to surrender. Such offer to surrender the premises to Lessor shall be accompanied by a copy of the proposed sublease or assignment or a memorandum (the "Memorandum") of the economic and other material terms of the proposed transaction, as the case may be, together with such reasonably satisfactory information (i) as to the identity of, and nature and character of the business, of the proposed sublessee or assignee, as the case may be, and (ii) relating to the proposed sublessee or assignee, as the case may be, reasonably satisfactory to enable Lessor to determine the business, net worth, character and reputation of the sublessee or assignee, as the case may be. Lessor shall, within thirty (30) days of the submission of the foregoing, either agree to accept the surrender of the demised premises by Lessee or consent to the subletting or assignment on the basis of the proposed document or Memorandum, as the case may be, provided that the proposed sublessee or assignee, as the case may be, (a) has a net worth at least equal to the net worth of Lessee, (b) has a good business, character and reputation and (c) the purposes for which the proposed sublessee or assignee, as the case may be, intends to use the premises is for general office purposes. If Lessor consents to the assignment or sublease, as the case may be, Lessee shall pay to Lessor (y) in the case of a sublease (on the rent payment dates and as additional rent hereunder), fifty (50%) percent of the monthly excess of the rentals in each instance less the reasonable brokerage commission, tenant improvement and legal fees paid by Lessee (and not reimbursed by the sublessee) in connection with such sublease, which commission shall be amortized in level installments over the term of the sublease, or (z) in the case of an assignment, fifty (50%) percent of the consideration payable to Lessee in connection with the assignment, including in both cases the amounts paid by the sublessee or assignee for purchase or rental of Lessee's leasehold improvements and/or furniture, equipment and fixtures in excess of the then net unamortized or undepreciated cost thereof determined on the basis of Lessee's federal income tax return. Nothing contained in this paragraph 22 shall, or be deemed or construed to,relieve or release Lessee from liability hereunder after a subletting or assignment except if the subletting or assignment is to Lessor or its designees. Except as set forth in this paragraph 22, Lessee shall have no right to sublease all or any portion of the demised premises or assign this Lease, it being understood and agreed that Lessee has no right to sublet portions of the demised premises. Notwithstanding anything contained in this paragraph 22 to the contrary, Lessee may, without requiring Lessor's consent, sublet all or portions of the demised premises or assign its interest in this Lease to any (1) entity which controls, is controlled by, or is under common control with, Lessee, (2) successor to Lessee by merger or consolidation or (3) purchaser of all or substantially all of the assets of Lessee or the then holder of Lessee's interest in this Lease, as the case may be, (individually, a

"Permitted Entity"), provided Lessee, within ten (10) business days of the subletting or assignment, as the case may be, furnishes Lessor with (1) a duplicate executed original of the sublease together with an agreement executed by said sublessee and enforceable by Lessor whereby said sublessee agrees to be bound by the terms of this Lease in the case of a sublet to a Permitted Entity and Lessor shall not be entitled to recapture the sublet space or collect any of the subrent in excess of the rent (base and additional) payable under this Lease or (2) an assignment and assumption agreement duly executed by the assignor and assignee in the case of an assignment to a Permitted Entity and Lessor shall not be entitled to recapture the demised premises or collect any portion of the consideration paid for or in connection with that assignment. Notwithstanding anything to the contrary hereinbefore contained, Lessee may permit no more than ten (10%) percent of the demised premises, in the aggregate, to be used, as a convenience to Lessee, by one (1) or more entities who have contracted with Lessee to provide Lessee with services in connection with the operation of Lessee's business, and such occupancy shall not be deemed an assignment or subletting.

     23. PARKING: Parking areas shall be provided at no additional cost to Lessee. Lessor reserves the right at all times during the term hereof to designate and redesignate such parking areas and to proscribe the use thereof by reasonable rules and regulations. Lessee, its officers, employees, guests, invitees and visitors shall not at any time park trucks or vehicles in any of the areas designated for automobile parking. Lessor shall have no responsibility to police or otherwise insure Lessee's or other lessees' use thereof. Lessee shall not be entitled to any designated parking spaces. Parking areas shall be provided by Lessor for use by Lessee, its officers, employees, guests, invitees and visitors in common with the other tenants of the Office Park, their officers, employees, guests, invitees, visitors and such other parties as Lessor shall, from time to time, permit, on a "first come-first served" basis. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner's own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents other than nothing herein contained shall release or relieve Lessor from Lessor's negligence or willful misconduct or the negligence or willful misconduct of Lessor's agents and employees. Vehicles parked on lawn areas are subject to being towed away at vehicle owner's expense.

     24. KEYS: Lessor shall, at the commencement of the term of this Lease, furnish Lessee, at no cost to Lessee, with thirty-eight (38) keys for the entrance to the demised premises. Lessee acknowledges that such locks may be masterkeyed. If Lessee needs additional keys, such keys must be obtained from Lessor and Lessee will pay to Lessor the then standard Building charge for additional keys. At the expiration or earlier termination of this Lease, Lessee shall surrender all such keys to Lessor. Lessee shall not add additional locks or change locks without Lessor's prior written consent and then only if Lessee furnishes Lessor with two (2) copies of each key required to gain access to all portions of the demised premises.

     25. MECHANICS' LIENS: Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic's or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the Building or the Land. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor's reversionary interest in the demised premises to liability under any lien or other law. If, as a result of any work or installation made by, or on behalf of Lessee (other than Lessor's Work or work which Lessor is obligated under the terms of this Lease to do without reimbursement or payment by Lessee), or Lessee's maintenance and repair of the demised premises, a claim of lien or lien is filed against the demised premises or all or any portion of the Building or the Land, within ten (10) days after it is filed, Lessee shall either satisfy the claim of lien or lien. If Lessee fails to do so within the ten (10) day period, Lessor may satisfy the lien, and Lessee shall reimburse Lessor for all Lessor's costs and expenses (including reasonable attorneys' fees) incurred in connection therewith.

     26. NOTICES: All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing and shall be deemed conclusively delivered when same are either hand delivered, or deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or picked up for delivery by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the address set forth for Lessee on page 1 of this Lease prior to Lessee's initial occupancy of the demised premises and thereafter with a duplicate to Lessee at the demised premises, attention: Manager of Facilities. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

     27. LESSEE'S PROPORTIONATE SHARE: a. Lessee agrees to pay its proportionate share of (i) any increase in real property taxes and assessments, as hereinafter defined (including any changes or additions to any existing method of taxation) over and above those imposed, levied or assessed against, the Land and Building for the base year (namely, calendar year 1996), (ii) any increase in premiums for fire, casualty and extended coverage (including, without limitation, rent insurance and VMM) and public liability insurance premiums over and above those charged for the base year (namely, calendar year
1996) for the Land and Building and (iii) any increase in Operating Expenses, as such term is hereinafter defined, for the Land and Building over and above those incurred or expended by Lessor for the base year (namely, calendar year
1996). Lessee's proportionate share for the purposes of this paragraph 27 shall be 19.8%. The percentage was computed on the basis that the demised premises consist of twelve thousand three hundred ninety-six (12,396) gross rentable square feet and the Building consists of sixty-two thousand six hundred ten (62,610) gross rentable square feet. Lessee's proportionate share shall be recomputed if, and each time, the aggregate size of the Building is physically reduced or increased. In measuring gross rentable square feet, all retail space, if any, has been, and will be, excluded from the calculation.

             b. As used herein, the term "Operating Year" shall mean each calendar year subsequent to the base year and the term "Operating
Expenses" shall mean the total of the amount of expenses, costs or charges expended, paid or incurred by Lessor in any calendar year with respect to the repair, replacement, operation and maintenance of the Building and Land, such as, by way of illustration only and not intended to be all inclusive, electricity, water, fuel, water rates, sewer charges or rent, air conditioning, labor costs, security costs, elevator charges, service contracts, management charges, window and other cleaning, refuse removal, landscaping, interior and exterior repairs and replacements, and drainage and parking field operation, maintenance, repairs and replacements (including, without limitation, lighting, striping and resurfacing), the cost of painting and decorating the common areas of the Building and all other expenses, costs and charges relative to the repair, replacement, operation and maintenance of the Building and Land including all legal and auditing fees necessarily incurred in connection with the foregoing and including all improvements and equipment required by any federal, state or local law or government regulation. Notwithstanding anything to the contrary in the definition of Operating Expense set forth in paragraph 27 of this Lease, Operating Expenses shall be defined so as to exclude the following:

             (a) Legal expense incurred in the enforcement of leases;

             (b) Costs and expenses which are attributable to repairs or replacements to the extent such expenses are reimbursed to Lessor by virtue of (i) warranties from contractors or suppliers, (ii) insurance proceeds (except with respect to any deductibles which shall be included in Operating Expenses) or
                 (iii) direct reimbursement from third parties (and not through an operating passthrough or other similar provision);

             (c) Costs of repairs or replacements directly resulting from the gross negligence or willful misconduct of Lessor or its agents;

             (d) Costs in connection with correcting defects in the initial design or construction of the Building;

             (e) Advertising, legal and space planning expenses incurred in procuring lessees for the Building including, but not limited to, lessee allowances, promotional expenses, legal fees for preparation of leases, rent abatements and lease takeover expenses;

             (f) Charges for which Lessor is directly reimbursed by other lessees or occupants of the Building (other than through an operating pass-through or other similar provision);

             (g) Costs incurred to correct violations by Lessor of any law, rule, order or regulation which was in effect as of the Commencement Date and which is not an obligation of Lessee to correct.

             (h) Fines or penalties resulting from violations of laws or governmental rules, regulations or agreements if Lessor intentionally violated the law, rule or regulation;

             (i) Late charges for property taxes or other items incurred as a result of Lessor's failure to pay bills in a timely manner;

             (j) Depreciation of the Building;

             (k) Leasing commissions;

             (l) Painting, redecorating or other work which Lessor performs for specific lessees within the lessees' premises;

             (m) Interest and amortization of funds borrowed by Lessor, whether secured or unsecured;

             (n) Costs associated with the operation of the business of the partnership which constitutes Lessor, as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Lessee may be the issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor's interest in the Building;

             (o) Costs incurred to contain, abate, remove or otherwise remediate Hazardous Materials, as such term is hereinafter defined, in the Building or Land required as a result of the presence of any Hazardous Materials on or about the Building or Land caused by Lessor or any lessee other than
Lessee.

             (p) Wages and benefits of any employee who does not devote substantially all of his or her time to the Building or Land unless such wages and benefits are prorated to reflect time spent on operating and managing the Building and Land vis-a-vis time spent on matters unrelated to operating and managing the Building or Land;

             (q) Costs paid to Lessor or to affiliates of Lessor for services in the Building including management fees to the extent the same exceed or would exceed the costs for such services if rendered by unaffiliated third parties on a competitive basis;

             (r) Costs for improvements or replacements of capital items as distinguished from costs for repairs, it being understood and agreed that the repaving of all or substantially all of the parking lot shall be excluded, but costs associated with filling pot holes and repaving those areas, as well as striping the parking lot, are included and that costs for replacing all or substantially all of the roof are excluded, but costs for patching or replacing portions of the roof at separate times are included, it also being further understood and agreed that painting of the exterior of the Building is included;

             (s) Costs incurred for capital improvements unless permitted by the terms of the preceding clause (r) or made with the reasonable expectation to reduce Operating Expenses or as required by law;

             (t) Reserves for replacements or repairs; and

             (u) Salaries, wages or other compensation paid to officers or executives of Lessor in their capacities as officers and executives.

             c. As used herein, the term "real property taxes and assessments" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Land and/or Building by any authority having the direct or indirect power to tax, including any local, city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Land and/or Building, as against Lessor's right to rent or other income therefrom or as against Lessor's business of leasing the Land and/or Building. The term "real property taxes and assessments" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, or in addition to, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property taxes and assessments", or (ii) the nature of which was hereinbefore included within the definition of "real property taxes and assessments" or
(iii) which is imposed by reason of this transaction or any modification or changes hereto.

             d. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the demised premises. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

             e. If any of Lessee's personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within ten (10) days after receipt of a written statement from Lessor with a photocopy of the applicable tax bill setting forth the taxes applicable to Lessee's property.

             f. In determining Operating Expenses for an Operating Year and calendar year 1996, if less than all of the Building's rentable area shall have been occupied by tenants at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout such Operating Year. In no event shall the provisions of this paragraph be used to enable Lessor to collect from Lessee more than one hundred (100%) percent of the costs and expenses incurred during any Operating Year.

             g. Real property taxes and assessments, premiums for insurance carried by Lessor and Operating Expenses shall hereafter collectively be referred to as the "Expenses".

             h. Lessee shall, on the first day of the month following the date Lessor furnishes Lessee with Lessor's estimate of Lessee's proportionate share of the increase in Expenses over the base year, commence paying to Lessor the amount so estimated by Lessor, which estimated amount shall be payable in equal monthly installments in the amount necessary to pay the estimated increase in Expenses prior to the expiration of the first calendar year subsequent to the base year, which installments shall continue to be paid by Lessee on the first day of each month in advance until Lessor furnishes Lessee with a statement setting forth the actual increase in Expenses for the applicable calendar year and showing Lessee's proportionate share thereof, together with notice to Lessee stating whether the installments of Lessee's proportionate share of the increase in Expenses previously made for the period of time to which such statement relates is greater or less than the amount actually paid, or payable, by Lessor for such period and (i) if there shall be a deficiency, Lessee shall pay the amount thereof within ten (10) days after demand therefor or (ii) if there shall be an overpayment, Lessor shall, within ten (10) days, refund to Lessee the amount thereof, and on the first day of the month following the month in which the applicable statement is furnished to Lessee and monthly thereafter until a new statement shall be furnished to Lessee by Lessor, Lessee shall pay to Lessor an amount equal to one-twelfth (1/12th) of Lessee's proportionate share of the actual increase in Expenses shown on the statement last submitted to Lessee. Lessor may, no more than twice in any calendar year, furnish to Lessee a revised statement of Lessor's estimate of Lessee's proportionate share of the increase in Expenses for such calendar year, and in each such case, the monthly installments of Lessee's proportionate share of the increase in Expenses shall be adjusted and paid substantially in the same manner as provided in the preceding sentence. Lessee's obligation to pay base rent and additional rent for any period of time attributable or allocable prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease and any failure of Lessor to provide Lessee with a statement shall not relieve or release Lessee for its obligation to pay its proportionate share of any increase in Expenses at such time as the applicable statement is furnished to Lessee.

             i. Lessor agrees to keep true and accurate records of all Operating Expenses and, within ninety (90) days after the expiration of the base year and each year thereafter, to submit to Lessee a detailed statement (an "Operating Statement") setting forth the Operating Expenses for the applicable base year or year and the amount, if any, due Lessor from Lessee under the provisions hereof. The rendition of such statement by Lessor to

Lessee shall be deemed prima facie proof of the accuracy thereof. Provided Lessee makes the payment attributable to the increases in Operating Expenses herein provided within thirty (30) days of the rendition of the applicable statement, Lessee shall have a period of twenty (20) days from the payment of the applicable statement to notify Lessor, in writing, that Lessee wishes to examine, at the office where such records are being maintained, Lessor's relevant records with respect to the Operating Expenses for the year to which the statement relates. Such examination shall take place at such time as Lessor and Lessee shall mutually agree upon and may be conducted on Lessee's behalf only by an officer, principal or employee of Lessee.

     28. SECURITY SERVICES: Lessee acknowledges that Lessor is not providing, and is not obligated to provide, any security protection services to the demised premises, Building or Land.

     29. "AS IS": Lessor, at its sole cost and expense, shall do the work identified as "Lessor's Work" on the annexed Exhibit B. All other work necessary for Lessee's use, occupancy and operation of the demised premises for their intended purposes (other than for the repairs and other work Lessor is, by the terms of paragraph 4 of this Lease, expressly obligated to do) shall be done by Lessee, at Lessee's sole cost and expense, pursuant to the terms and conditions of this Lease.

     30. WAIVER OF JURY AND COUNTERCLAIM: It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of said demised premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor's action or proceedings unless the failure of Lessee to interpose such counterclaim or to demand a consolidation would permanently bar Lessee's right to bring such claim in a separate action.
Lessor and Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in Fairfax County, Virginia.

     31. SECURITY: Lessee has deposited with Lessor the sum of Fourteen Thousand Two Hundred Three and 75/100 ($14,203.75) Dollars as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default and Lessee shall forthwith, upon demand of Lessor, restore said security to the original sum deposited. Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. In the event that Lessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Lessee after the date fixed at the end of this Lease and after delivery of entire possession of the demised premises to Lessor. In the event of a sale of the Land and Building or leasing of the Building, Lessor shall have the right to transfer the security to the vendee or lessee and Lessor shall thereupon be released by Lessee from all liability for the return of such security.

     32. VIRGINIA LAW: This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the Commonwealth of Virginia.

     33. BROKER: Lessor and Lessee each represent that the sole brokers instrumental in consummating this Lease were The Mark Winkler Company and Barnes, Morris, Pardoe & Foster (collectively, the "Brokers") and that no dealings or prior negotiations were had with any other broker concerning the renting of the demised premises. Each indemnitor agrees to hold the other harmless against any claims for brokerage commissions, other than those made by the Brokers arising out of any conversations had by the indemnitor with any broker other than the Brokers.

   34. RECORDING: Lessee shall not record this Lease or a memorandum thereof without the written consent of Lessor.

     35. RULES AND REGULATIONS: Lessee shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit D attached hereto and made a part hereof and any amendments or supplements thereto and such further reasonable rules and regulations as Lessor may, from time to time, adopt or promulgate. Lessor shall enforce the rules and regulations in a non-arbitrary fashion.

     36. FAILURE TO DELIVER POSSESSION: If Lessor is unable to deliver possession of all or any portion of the demised premises, because of the holding-over or retention of possession of any tenant, under tenant or occupant, or for any other reason, Lessor shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease. If permission is given to Lessee to enter into the possession of all or any portion of the demised premises prior to the date specified as the commencement of the term of this Lease, Lessee covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent.

     37. WAIVER OF LIABILITY: The term "Lessor" as used in this Lease shall mean only the owner or mortgagee in possession, for the time being, of the Building, or the lessee or leasehold mortgagee in possession, for the time being, of a lease of the Building (which may include a lease of the Land), so that in the event of any transfer of title to the Building or any assignment of said lease, or in the event of a lease of the Building or of the Land and Building, the entity so transferring, assigning or leasing shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed as a covenant running with the Land without further agreement between the parties and their successors in interest, or between the parties and any such transferee, assignee or lessee, that the said transferee, assignee or lessee has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder. Lessee agrees to look solely to the estate and interest of Lessor in the Land and Building, and subject to prior right of any mortgage of the Land and/or Building, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee's use and occupancy of the demised premises.

         38. RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: If Lessee shall fail to perform or observe any of the terms, obligations or conditions contained herein on its part to be performed or observed hereunder, within the time limits set forth herein, Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor, be immediately repaid to Lessor by Lessee together with interest thereon at two (2%) percent per annum in excess of the prime rate charged by Citibank, N.A. (or if such rate be illegal, at the maximum rate permitted by law) to the date of repayment. For the purposes of this Lease, the term "prime rate" shall mean the rate then being charged by Citibank, N.A. to its largest corporate customers for unsecured loans of ninety (90) days or less.

     39. INABILITY TO PERFORM: If, by reason of (1) strike, (2) labor troubles,
(3) governmental pre-emption in connection with a national emergency, (4) any rules, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency or (6) any cause beyond Lessor's control, Lessor shall be unable to fulfill its obligations under this Lease or shall be unable to supply any service which Lessor is obligated to supply under this Lease, this Lease and Lessee's obligation to pay rent hereunder shall in no wise be affected, impaired or excused, provided, however, that as soon as Lessor shall learn of the happening of any of the foregoing conditions, Lessor shall notify Lessee of such event and, if ascertainable, its estimated duration and will proceed with the fulfillment of its obligations as soon as reasonably possible. In no event will Lessor or Lessee ever be liable for, and each party hereby expressly waives against the other, any consequential damages, compensation or claims for inconvenience, annoyance or for loss of business, rents or profits as a result of either party's failure to perform under this Lease or failure to provide any service which it has, under the terms of this Lease, agreed to provide.

     40. BINDING ON SUCCESSORS, ETC.: Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

     41. LATE CHARGE: Lessee shall pay to Lessor a late charge of five (5) cents per dollar for any installment of base annual rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor within ten (10) days of Lessor's demand, not as a penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to Lessor by its bank for insufficient funds or for any other reason or is otherwise uncollectible, Lessee shall pay to Lessor a service charge in the sum equal to One Hundred and no/100 ($100.00) Dollars, which service charge, if applicable and if not prohibited by law, shall be in addition to, and not in substitution of, any "late charge".

     42. ATTORNMENT: If Lessor's interest in the ground lease or demised premises or the Building is encumbered by a mortgage and such mortgage is foreclosed, or Lessor's interest in the ground lease, the demised premises or the Building is acquired by deed in lieu of foreclosure or if Lessor's interest in the ground lease, the demised premises or Building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder by reason of such foreclosure or acquisition by deed in lieu of foreclosure and (ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and execute a new lease for the demised premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease.

     43. EXECUTION OF LEASE: The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the demised premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

     44. MORTGAGEE PROTECTION CLAUSE: Lessee agrees to give any mortgage and/or trust deed holders of whom it has been given written notice of its existence and its address for the forwarding of notices, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have such additional time as may be reasonably necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.

     45. MISCELLANEOUS: A. Lessor reserves the right to: (a) change the street address and name of the Building or the Office Park; (b) change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and the Office Park and, in connection with such work, to temporarily close door entry ways, common or public spaces and corridors of the Building or the Office Park so long as the demised premises remain reasonably accessible; (c) erect, use and maintain pipes and conduits in and through the demised premises; (d) grant to anyone the exclusive right to conduct any particular business in the Building or the Office Park not inconsistent with the permitted use of the demised premises;
(e) use or lease exclusively the roof areas, the sidewalks and other exterior areas; (f) resubdivide the Land or to combine the Land with other lands; (g) construct improvements (including kiosks) on the Land and in the public and common areas of the Building; (h) relocate or change roads, driveways and parking areas and to alter the means of access to all or any portion of the Building; (i) install and display signs, advertisements and notices on any part of the exterior or interior of the Building; (j) install such access control systems and devices as Lessor deems appropriate; (k) create easements over the Land and Building and in the entrances, aisles and stairways therein or in any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ingress and egress for the use and benefit of others, without Lessee joining in the execution thereof and this lease shall automatically be subject and subordinate thereto; and (1) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Lessee's business or occupancy.

             B. Unless specifically provided otherwise in this Lease, where Lessor's consent or approval is required (whether under the terms of this Lease or pursuant to any rule or regulation now existing or hereafter promulgated by Lessor as hereinafter provided), Lessor may withhold or delay such approval or consent in its sole discretion and without justification.

         46. PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

     47. HOLDING OVER: Any holding over after the expiration of the term or any validly exercised renewal term shall be construed to be a tenancy from month to month at the rent equal to one hundred fifty (150%) percent of the base and additional rentals and other charges specified herein (prorated on a monthly basis) and shall otherwise be on the terms herein specified so far as applicable.

     48. ESTOPPEL CERTIFICATE: Lessee agrees, at any time, and from time to time, upon not less than ten (10) days, prior written notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which base rent, additional rent and other charges have been paid, the amount of security deposited, if any, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Office Park and by any lessor under a ground or underlying lease affecting all or any portion of the Office Park.

     49. FINANCIAL STATEMENTS: Lessee hereby agrees, from time to time and at the request of Lessor, to furnish Lessor, within thirty (30) days of each such request, with such audited or other financial statements of Lessee as Lessee shall have available in order to reasonably determine the financial condition of Lessee. Lessor agrees not to make such request more frequently than once a calendar year unless Lessor needs such statement to furnish to its lender or any prospective lender or purchaser of all or any portion of the Office Park. Such statements shall be prepared by an independent certified public accountant and shall include, without limitation, Lessee's net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any. Lessee agrees that Lessor may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Office Park or who has a loan on all or any portion of the Office Park or who is interested in making a loan on all or any portion of the Office Park or who is interested in purchasing all or a portion of the Office Park.

         50. HAZARDOUS MATERIALS: Lessee covenants and agrees, at its sole cost and expense, to indemnify, protect and save Lessor harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys' and reasonable experts' reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the "Indemnified Matters") which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from or out of any Hazardous Materials (as hereinafter defined) on, in, under or affecting all or any portion of the demised premises caused by, or resulting from, the acts or omissions of Lessee or anyone claiming by, under or through, Lessee. As used herein, "Hazardous Materials" means petroleum products and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any Laws (as hereinafter defined) or materials which are required by any Laws to be encapsulated or removed from the demised premises or any surrounding area. As used herein, "Laws" means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

             Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all Hazardous Materials from all or any portion of the demised premises or any surrounding areas, (ii) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the demised premises into the air, any body of water, any other public domain or any surrounding areas and (iii) costs incurred to bring the demised premises and any surrounding areas into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to in clause (i) above, all work and other actions to take precautions against release referred to in clause (ii) above and all work and other actions performed in order to comply with Laws referred to in clause (iii) above are herein collectively referred to as "Corrective Work."

   Lessor's rights under this paragraph 50 shall be in addition to all other rights of Lessor under this Lease.

     51. OPTION TO EARLIER CANCEL: Provided Lessee is not in default at the time of the giving of the following notice and the date of cancellation, Lessee shall, upon six (6) months prior written notice to Lessor and payment of the Cancellation Fee, as such term is hereinafter defined, have the option of cancelling this Lease at any time subsequent to the expiration of the fifth
(5th) lease year, which notice to be effective must (i) set forth the date of termination, (ii) be accompanied by Lessee's good certified check payable to the order of Lessor in the amount of the Cancellation Fee, as such term is hereinafter defined, and (iii) contain a certificate by the chief financial officer of Lessee that that certain contract dated October 10, 1995 by and between Lessee and Defense Nuclear Agency ("DNA") (i) has been cancelled by DNA and will expire on or prior to the expiration of the fifth (5th) lease year or
(ii) will not be renewed by DNA so that the same shall expire on or prior to the expiration of the fifth (5th) lease year or (iii) that DNA demands that the operation being conducted at the demised premises for DNA be moved to another location outside of the State of Virginia. Nothing contained in this paragraph 51 shall relieve or release Lessee from any of its obligations under this Lease accruing or occurring prior to the effective date of cancellation. The Cancellation Fee shall be the unamortized Lessor's Costs, as such term is hereinafter defined, as of the expiration date set forth in Lessee's notice of cancellation. Lessor's Costs shall be the amount equal to the aggregate of (a) the cost of Lessor's Work in the amount of Two Hundred Four Thousand Five Hundred Thirty-four and no/100 ($204,534.00) Dollars, (b) the Brokers commission of Sixty-six Thousand One Hundred Forty-two and 56/100 ($66,142.56)

Dollars and (c) an interest factor of 9-3/4% per annum. To determine the unamortized costs of Lessor's Costs, Lessor's Costs shall be amortized in equal level monthly installments over a seventy-two (72) month period commencing on the commencement date.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.


                                     LESSOR:

Witnesses:                           APA PROPERTIES NO. 6, L.P.
                                     by INS '95 CORP.,
                                     General Partner A


                                     By: /s/ L.D. HOROWITZ
---------------------------------        ------------------------
Name:                                     Name: L.D. Horowitz
      ---------------------------              -------------------
                                          Title: President
                                                ------------------



---------------------------------
Name:
      ---------------------------



                                     LESSEE:

Witnesses:                           JAYCOR


/s/ PATRICIA A. HERNANDEZ            By: /s/ RANDY JOHNSON
--------------------------------        -------------------------
Name: Patricia A. Hernandez             Name: Randy Johnson
     ---------------------------              -------------------
                                        Title: V.P. Finance/CFO
                                              -------------------


/s/ JACK WHITE
-------------------------------
Name:   Jack White
      -------------------------

                                                           AS REVISED 4/15 A.L.



                                   EXHIBIT B

                                 LESSOR'S WORK

                 1. Lessor and Lessee each hereby agree and approve the space plan attached hereto as Exhibit B-1 and the specifications attached hereto as Exhibit B-2 and further agree as follows: (a) Lessor shall prepare, or have prepared, construction drawings incorporating that which is on the space plan and the specifications and submit the same to Lessee for Lessee's review and approval and (b) Lessee shall, within three (3) business days of its receipt of the foregoing construction drawings, notify Lessor of any reasonable objections that Lessee may have to the construction drawings. If Lessee fails, or refuses, to make any objections within said three (3) business day period, the construction drawings shall be, and be deemed to be, approved by Lessee.
If Lessee notifies Lessor of its reasonable objections to the items shown on the construction drawings within said three (3) day period, Lessor shall cause the construction plans to be redrawn to eliminate Lessee's reasonable objections and shall resubmit the same to Lessee for its approval. Lessee shall have a period of two (2) business days of its receipt of the revised construction drawings to notify Lessor of its approval or any of its reasonable objections to the revised construction drawings. If Lessor and Lessee cannot agree on the construction drawings, Lessor's construction consultant shall be the final determinator of the matter. Once the construction drawings have been approved by Lessee or finally determined by Lessor's construction consultant, the same shall be known as the "Plans".

                 2. Lessor shall perform the work ("Lessor's Work") shown on the Plans to be performed by the Lessor. Lessor's Work expressly excludes any telephone and computer lines, cabling and equipment, cabinetry except as shown on Exhibit B-1, furniture, office machinery and equipment.

                 3. Whenever Lessee has a choice of color or selection of materials that were not selected in connection with, or as part of, the approval of the Plans, Lessee shall make all such selections within five (5) days of Lessor's request, failing which Lessor may, at its option, make such selection.

                 4.       A.      In the event that:        (1) Lessor or its
contractors shall be delayed in substantially completing Lessor's Work as a result of:

                                  (a)      any change or requested change by
Lessee in the Plans or in any specification, detail or finish schedule;

                                  (b)      Lessee's delays in submitting or
resubmitting any plans, specifications, finishes, details, estimates, shop drawings or in supplying information requested by Lessor or its contractors beyond the five (5) day period as provided in Section 3 above;

                                                           AS REVISED 4/15 A.L.

                                  (c)      disputes as to the quality of
performance or completion of work by any person, firm or corporation employed by Lessee and any delays caused by any person, firm or corporation employed by Lessee;

                                  (d)      Lessee's request for materials,
finishes or installations other than those building standards noted on the Plans unless or those immediately available to Lessor other than those noted on the plans; or in Exhibit B-2

                                  (e)      any direction by Lessee that Lessor
hold up proceeding with a segment of Lessor's Work or any dispute as to whether any item of work shall constitute Lessor's Work;

                                  (f)      Lessee's refusal, failure or delay
in giving authorizations or approvals or supplying information beyond the five
(5) day period as provided in Section 3 above; or

                                  (g)      any other act, omission or
negligence of Lessee, its agents, employees or contractors, including any default by Lessee in the performance of its obligations under this Work Letter or the Lease, then the date provided for the commencement date of the Lease and the obligations of Lessee to pay the base rent, additional rent and the other charges payable under the Lease shall commence as of the date that Lessor could, absence the delays caused by acts attributable to Lessee, have completed Lessor's Work, whether or not Lessor has completed such work, but Lessor's obligation to perform such work shall nevertheless continue in full force and effect, except that if by reason of such delay Lessor shall incur additional costs and expenses, Lessee shall be obligated to pay such additional costs and expenses.

                 5. If, (1) Lessee requests materials or any installation other than as listed on the Plans or (2) if Lessee hereafter subsequently requests changes in the work shown on the Plans, then, in any or all of such events, if such change of materials, installations or changes in work shown on such Plans delay the work to be performed by Lessor, then the happening of these delays shall in no case postpone the Commencement Date or the payment of rent reserved under the Lease and the Commencement Date of the Lease and Lessee's obligation to pay base rent, additional rent and the other charges payable under the Lease shall commence as of the date that Lessor could, absence the delays attributable to changes requested by Lessee, have completed Lessor's Work.

                 6.       A.      If Lessee wishes to do work which is of
special nature and which is not part of Lessor's Work through its own agents or contractors (e.g., cabinet work or special decorative effects, such as draperies, or telephone and communication systems) or inspect the progress of Lessor's Work, Lessee shall so specify in detail on the Plans and shall simultaneously furnish to Lessor the names of the agents and contractors Lessee proposes to use for such work.



                          B.      Lessor shall permit Lessee, its agents and
contractors to enter the demised premises prior to the commencement date to inspect the progress of Lessor's Work and

                                                           AS REVISED 4/15 A.L.



in order that said agents or contractors may perform the work described in Paragraph 6A at the same time Lessor or its contractors are performing Lessor's Work, provided (i) such agents or contractors have been previously approved in writing by Lessor, (ii) the construction of the Building and the demised premises, including Lessor's Work shall have reached a point at which, in Lessor's sole judgment, the performance of such work will not delay or hamper Lessor in the completion of same and (iii) Lessee's agents, employees, and contractors shall work in harmony and not interfere with Lessor, Lessor's contractors, and any other tenants or such other tenant's contractors. Lessor may at any time deny access to the Building and the demised premises to Lessee and/or its agents, employees and contractors if Lessor, in its sole but reasonable discretion, shall determine that Lessee, its agents, employees and/or contractors are, or the performance of such work is, interfering with, delaying or hampering in any way Lessor from completing the Building or Lessor's Work. Within twenty-four (24) hours after direction by Lessor (which need not be in writing and may be given by Lessor or its contractors to Lessee or its agents or employees or contractors), Lessee shall withdraw its agents, employees and contractors and itself from the Building until further notice from Lessor.

                          C.      In the event that Lessee or its agents,
employees or contractors shall be permitted to enter the demised premises prior to the Commencement Date to perform the work or inspect the progress referred to in subparagraph 6A hereof, such entry shall be deemed to be upon all of the terms, provisions and conditions of this Work Letter and the Lease, except the obligation to pay rent shall not commence until the Commencement date. No material or equipment shall be incorporated in the demised premises in connection with the making of such installations by Lessee, its agents, contractors and its and their employees which is subject to any lien, charge, mortgage, or other encumbrance of any kind whatsoever, or subject to any conditional sale or other similar or dissimilar title retention agreement. If Lessee fails to comply with any of the provisions of this Paragraph 6, then, in addition to all other rights and remedies hereunder, Lessor may, by notice (which need not be in writing), require Lessee to cease the performance of such work until Lessor shall direct Lessee otherwise. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any of Lessee's or its agent's employee's, or contractor's decorations, fixtures, installations, supplies, materials or equipment, such entry to the Building and the demised premises being solely at the their risk.